Exhibit 99.1

550 Meridian Avenue San Jose, CA 95126 Phone: +1-408-938-5200 Fax: +1-408-790-3800 info@echelon.com www.echelon.com

News Release

Echelon Reports Third Quarter 2012 Results

SAN JOSE, Calif., November 1, 2012 – Echelon Corporation (NASDAQ: ELON) today announced financial results for the third quarter ended September 30, 2012.

•	Q3 Revenues: $29.1 million (decrease of 33.7% y/y)

•	Q3 GAAP Net Loss: $4.3 million; GAAP Net Loss per Share: $0.10

•	Q3 Non-GAAP Net Loss: $2.5 million; Non-GAAP Net Loss per Share: $0.06

“Third quarter performance was in-line with our expectations, and we continued to execute on our strategy of pursuing new market opportunities through our system and sub-system offerings,” said Ron Sege, chairman and CEO of Echelon. “Unfortunately, smart grid tenders worldwide continue to be delayed. Until market conditions improve, we will maintain our prudent expense control, while investing carefully in product and technology initiatives,” added Sege.

Total revenues for the third quarter were $29.1 million, down from $43.8 million in the same period last year. Revenues from Echelon’s systems sales, which are sales to our utility customers, were $17.8 million for the third quarter, down from $29.2 million in the same period last year. Revenues from Echelon’s sub-systems sales, largely from commercial customers, were $11.3 million in the third quarter, down from $14.7 million a year ago. Included in sub-systems revenues were sales to Enel, which were $1.8 in the quarter as compared to $2.0 million in the same period last year.

Gross margin in the third quarter of 2012 was 40.9%, flat with the year ago period. Total operating expenses for the quarter were $15.7 million compared to $17.2 million in the third quarter of 2011.

GAAP net loss attributable to Echelon stockholders for the third quarter was $4.3 million, or $0.10 per share, compared to a net income of $655,000, or $0.02 per share, in the same period last year. Non-GAAP net loss for the third quarter was $2.5 million, or $0.06 per share, compared to a non-GAAP net income of $1.8 million, or $0.04 per share for the third quarter of 2011.

Business Outlook

The worldwide demand for smart grid and smart meter products remains soft, causing visibility to be limited. Given this, Echelon offers the following outlook for the fourth quarter of 2012:

•	Total revenues are expected to be between $22 million and $26 million, with sub-systems revenues accounting for approximately 50% of total revenue.

•	Non-GAAP gross margin is expected to be approximately 43%.

•	Stock-based compensation expense is expected to be approximately $1.5 million.

•	Non-GAAP loss per share amounts are expected to range from a loss of $0.07 to a loss of $0.12 based on a fully diluted weighted average shares outstanding of 42.8 million.

•	GAAP loss per share is expected to be between $0.11 and $0.16.

For those interested in further discussion regarding this release, Echelon’s management will participate in a conference call today at 2:00 p.m. Pacific/5:00 p.m. Eastern Time. To access the call, dial 866-362-5158 and enter passcode: 95405597 (callers outside the US, please use 617-597-5396). An archived replay of the webcast will be available approximately two hours following the end of the call.

Use of Non-GAAP Financial Information

Echelon continues to provide all information required in accordance with GAAP, but believes that an investor’s evaluation of our ongoing operating results may not be as useful if an investor is limited to reviewing only GAAP financial measures. Accordingly, we provide non-GAAP net income and non-GAAP net income per share data as additional information relating to Echelon’s operating results. Echelon presents these non-GAAP financial measures to provide investors with an additional tool for evaluating Echelon’s operating results in a manner that focuses on what Echelon believes to be its ongoing business operations. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net income or net income per share prepared in accordance with GAAP.

Echelon’s management uses certain non-GAAP financial information, namely operating results excluding restructuring charges as well as the impact of stock-based compensation charges made in accordance with FASC 718 (formerly SFAS 123R), to evaluate its ongoing operations and for internal planning and forecasting purposes. Accordingly, we believe it is useful for Echelon’s investors to review, as applicable, information that both includes and excludes these charges (and the related tax impact) in order to assess the performance of Echelon’s business and for planning and forecasting in future periods. Whenever Echelon reports such non-GAAP financial measures, a complete reconciliation of the non-GAAP financial measure to the most closely applicable GAAP financial measure is provided. Investors are encouraged to review these reconciliations to ensure they have a thorough understanding of the reported non-GAAP financial measures and their most directly comparable GAAP financial measures.

About Echelon Corporation

Echelon Corporation (NASDAQ: ELON) is an energy control networking company, with the world’s most widely deployed proven, open standard, multi-application platform, selling complete systems and embedded sub-systems for smart grid, smart city and smart building applications. Our platform is embedded in more than 100 million devices, 35 million homes, and 300,000 buildings and powers energy savings applications for smart grids, smart cities and smart buildings. We help our customers reduce operational costs, enhance satisfaction and safety, grow revenues and prepare for a dynamic future. More information about Echelon can be found at http://www.echelon.com.

###

Echelon and the Echelon logo are registered trademarks of Echelon Corporation registered in the United States and other countries. Other product or service names mentioned herein are the trademarks of their respective owners.

Risk Factors Regarding Forward-Looking Statements

This press release may contain statements relating to future plans, events or performance, including statements regarding Echelon’s anticipated performance, including revenues and gross margins for the fourth quarter of 2012; and potential future growth. Such statements may involve risks and uncertainties, including risks associated with uncertainties pertaining to the continued development and growth of markets for Echelon’s products and services; the risk that failure to achieve revenue targets, maintain expense controls and improve gross margins will delay the timeframe for achieving profitability; the risk that global economic conditions will affect our customers’ ability to receive regulatory or other approval or financing for system or sub-system-based deployments; risks relating to the timely development of Echelon’s products and services, and the ability of those products and services to perform as designed and meet customer expectations; the risk that Echelon does not meet expected or required shipment, delivery or acceptance schedules for its products and that Echelon may incur penalties or additional expenses or delay revenue recognition as a result; the risk that Echelon’s customers do not satisfy payment requirements, thereby causing Echelon to cancel or delay orders or take other actions; and other risks identified in Echelon’s SEC filings. Actual results, events and performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Echelon undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

The financial statements that follow should be read in conjunction with the notes set forth in Echelon’s Annual Report on Form 10-Q when filed with the Securities and Exchange Commission.

Contacts:

Annie Leschin/Vanessa Lehr

StreetSmart Investor Relations

+1 (415) 775-1788

annie@streetsmartir.com

ECHELON CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	September 30, 2012	December 31, 2011
ASSETS
Current Assets:
Cash and cash equivalents	$18,686	$17,658
Short-term investments	43,981	40,998
Accounts receivable, net	16,942	35,215
Inventories	10,532	11,125
Deferred cost of goods sold	924	6,536
Other current assets	3,062	4,044

Total current assets	94,127	115,576
Property and equipment, net	22,751	27,201
Other long-term assets	8,923	8,928

	$125,801	$151,705

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$8,930	$18,313
Accrued liabilities	4,265	7,755
Current portion of lease financing obligations	2,040	1,870
Deferred revenues	5,468	12,716

Total current liabilities	20,703	40,654

Long-term liabilities	20,267	21,943
Total stockholders’ equity	84,831	89,108

	$125,801	$151,705

ECHELON CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Revenues:
Product	$28,056	$43,010	$107,387	$113,215
Service	1,008	817	2,832	2,737

Total revenues	29,064	43,827	110,219	115,952

Cost of revenues:
Cost of product (1)	16,672	25,419	63,352	63,037
Cost of service (1)	493	501	1,601	1,661

Total cost of revenues	17,165	25,920	64,953	64,698

Gross profit	11,899	17,907	45,266	51,254

Operating expenses:
Product development (1)	7,256	7,533	23,450	26,005
Sales and marketing (1)	4,807	5,885	16,512	19,183
General and administrative (1)	3,679	3,747	11,624	13,408
Restructuring charges	—	—	1,176	—

Total operating expenses	15,742	17,165	52,762	58,596

Income (loss) from operations	(3,843)	742	(7,496)	(7,342)
Interest and other income (expense), net	(184)	390	(194)	(123)
Interest expense on lease financing obligations	(336)	(363)	(1,031)	(1,111)

Income (loss) before provision for income taxes	(4,363)	769	(8,721)	(8,576)
Income tax expense	57	114	148	229

Net income (loss)	(4,420)	655	(8,869)	(8,805)

Net income (loss) attributable to non-controlling interest	(156)	—	(156)	—

Net income (loss) attributable to Echelon Corporation stockholders	$(4,264)	$655	$(8,713)	$(8,805)

Net income (loss) per share attributable to Echelon Corporation stockholders:
Basic	$(0.10)	$0.02	$(0.20)	$(0.21)
Diluted	$(0.10)	$0.02	$(0.20)	$(0.21)

Shares used in computing net income (loss) per share:
Basic	42,806	42,232	42,564	42,040
Diluted	42,806	42,987	42,564	42,040

(1) Amounts include stock-based compensation costs as follows:

Cost of product	$166	$221	$462	$627
Cost of service	31	29	82	62
Product development	619	1,017	1,874	2,811
Sales and marketing	455	307	1,460	1,510
General and administrative	535	(403)	1,687	1,734

Total stock-based compensation expenses	$1,806	$1,171	$5,565	$6,744

ECHELON CORPORATION

RECONCILIATION OF NON-GAAP TO GAAP RESULTS

Excluding adjustments itemized below

(In thousands, except per share amounts)

(Unaudited)

An itemized reconciliation between net earnings on a GAAP basis and non-GAAP basis is as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
GAAP net income (loss)	$(4,264)	$655	$(8,713)	$(8,805)
Stock-based compensation	1,806	1,171	5,565	6,744
Restructuring charges	—	—	1,176	—

Total non-GAAP adjustments to earnings from operations	1,806	1,171	6,741	6,744
Income tax effect of reconciling items	—	—	—	—

Non-GAAP net income (loss)	$(2,458)	$1,826	$(1,972)	$(2,061)

Non-GAAP net income (loss) per share:
Diluted	$(0.06)	$0.04	$(0.05)	$(0.05)

Shares used in computing net income (loss) per share:
Diluted	42,806	42,987	42,564	42,040

ECHELON CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Nine Months Ended September 30,
	2012	2011
Cash flows provided by (used in) operating activities:
Net loss including non-controlling interest	$(8,869)	$(8,805)
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	5,308	4,530
Loss on disposal of fixed assets	—	92
Increase in (reduction of) allowance for doubtful accounts	17	(13)
Reduction of (increase in) accrued investment income	(3)	64
Stock-based compensation	5,565	6,744
Change in operating assets and liabilities:
Accounts receivable	18,244	(1,920)
Inventories	587	(1,619)
Deferred cost of goods sold	5,611	762
Other current assets	981	(1,147)
Accounts payable	(9,279)	2,998
Accrued liabilities	(3,597)	892
Deferred revenues	(7,290)	(1,975)
Deferred rent	(33)	(41)

Net cash provided by operating activities	7,242	562

Cash flows provided by (used in) investing activities:
Purchase of available-for-sale short-term investments	(66,947)	(38,978)
Proceeds from maturities and sales of available-for-sale short-term investments	63,970	58,862
Change in other long-term assets	(20)	(10)
Capital expenditures	(814)	(1,965)

Net cash provided by (used in) investing activities	(3,811)	17,909

Cash flows provided by (used in) financing activities:
Repurchase of common stock from employees for payment of taxes on vesting of restricted stock units and upon exercise of stock options.	(1,249)	(2,093)
Principal payments of lease financing obligations.	(1,461)	(1,286)
Proceeds from exercise of stock options.	—	945
Proceeds from non-controlling interests.	294	—

Net cash used in financing activities	(2,416)	(2,434)

Effect of exchange rates on cash:	13	(27)

Net increase in cash and cash equivalents	1,028	16,010
Cash and cash equivalents:
Beginning of period	17,658	7,675

End of period	$18,686	$23,685